Exhibit (a)(2)(1)

InterXion Announces Filing of Schedule 14D-9 in Connection with Proposed Strategic Stock-for-Stock Combination with Digital Realty

AMSTERDAM—(BUSINESS WIRE)—InterXion Holding N.V. (NYSE: INXN), a leading European provider of carrier and cloud-neutral colocation data centre services, today announced that it has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission in connection with the Company’s pending strategic stock-for-stock combination with Digital Realty Trust, Inc. (NYSE: DLR).

The Schedule 14D-9 contains the InterXion Board’s recommendation that shareholders tender into Digital Realty’s exchange offer, pursuant to which InterXion shareholders will receive a fixed exchange ratio of 0.7067 Digital Realty shares per InterXion share. It also contains important background information regarding the transaction, as well as the financial fairness opinions received by InterXion from each of Guggenheim Securities and Moelis & Company. InterXion also plans to file a proxy statement for its Extraordinary General Meeting to consider proposals in connection with the transaction. The Schedule 14D-9, proxy statement and other filings related to the transaction will be made available on the Investor Relations section of InterXion’s website, as well as www.sec.gov.

The Extraordinary General Meeting of InterXion is scheduled to take place on 27 February 2020, beginning at 10:00 a.m. Central European Time. The meeting will be held at the Novotel Hotel, Taurusavenue 12, 2132 LS Hoofddorp, The Netherlands. InterXion shareholders will consider proposals related to the post-offer reorganization of the Company following completion of the exchange offer. The proposals to be voted on at the Extraordinary General Meeting are in respect of customary Dutch transaction formalities to be taken following the completion of the exchange offer, which would result in Digital Realty becoming the sole owner of all or substantially all of InterXion’s business operations. The proxy statement will contain the InterXion Board’s recommendation that shareholders vote in favor of the proposals to be considered at the Extraordinary General Meeting. All shareholders of record of InterXion ordinary shares as of the close of business on 30 January 2020 will be entitled to vote their shares either in person or by proxy at the Extraordinary General Meeting.

“InterXion’s combination with Digital Realty brings together two highly complementary businesses, allowing each to continue building on its existing business while enabling the combined company to better serve its global customer base,” said David Ruberg, InterXion’s Chief Executive Officer. “We operate in a dynamic industry, in which greater scale, global reach and stronger balance sheets will enhance our ability to meet the evolving requirements of our customers and create a significant opportunity to generate long term value for all of our stakeholders.”

Mr. Ruberg continued, “As outlined in our filing made yesterday, over the past five years, the InterXion Board and management team assessed a wide range of strategic options to drive long-term value creation. The Company and its advisors held substantive discussions with eight other parties in addition to Digital Realty, resulting in six of the other parties meeting with InterXion’s senior management, three submitting written proposals, and two making oral proposals. As a result of this comprehensive review, and as compared to the long-term potential of our standalone plan, the Board concluded that the proposed combination with Digital Realty represents the most compelling opportunity to maximize value for all InterXion stakeholders.”

As previously announced on 29 October 2019, the combination of InterXion and Digital Realty will create a global provider of data center, colocation and interconnection solutions with enhanced scale, capabilities and leadership in high-growth markets. The benefits of the combination of InterXion and Digital Realty include:

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Expanding Communities of Interest Across a Broader Global Platform: The opportunities for InterXion to instill and implement its proven expertise in generating valuable communities of interest in highly connected data centers across Digital Realty’s international footprint are substantial.

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Complementary European Footprint and Product Offering: InterXion’s European business is highly complementary to Digital Realty’s European footprint, and together, the companies will create a leading pan-European data center presence, offering consistent, high-quality services with low-latency access to approximately 75% of the GDP in Europe.

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Enhances Ability to Serve Customers Across Market Segments: The combined organization will be able to meet the growing global demand from cloud and content platforms, IT service providers and enterprises seeking colocation, hybrid cloud and hyperscale data center solutions.

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Creates Substantial Anticipated Cost Efficiencies and Financial Benefits: The size and scale of the combined company is expected to produce an enhanced and efficient cost structure, reflecting a combination of cost synergies and reduced cost of capital.

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The Combined Business will be Well Placed to Benefit from Global Secular Drivers: The industry backdrop is characterised by favorable secular trends driven by immense growth in data, which needs to be collected, processed and transmitted around the world with minimal latency. At the same time, legacy IT architectures are being progressively re-engineered to remain relevant as modern business platforms gain presence.

InterXion and Digital Realty expect that the transaction will close in the first half of 2020, subject to approval by InterXion and Digital Realty shareholders, completion of certain regulatory conditions, completion of the exchange offer and satisfaction of other customary closing conditions.

Guggenheim Securities is acting as financial advisor and rendered a fairness opinion to InterXion, and Moelis & Company also rendered a fairness opinion to InterXion. Debevoise & Plimpton LLP and Greenberg Traurig, LLP (Amsterdam) are acting as legal advisors to InterXion.

InterXion shareholders who need assistance in completing the proxy card, need additional copies of the proxy materials, or have questions regarding the Extraordinary General Meeting of InterXion may contact InterXion’s proxy solicitor:

Innisfree M&A Incorporated

Phone: (888) 750-5834 (from the U.S. and Canada)

Banks & Brokers: (212) 750-5833

About InterXion

InterXion Holding N.V. (NYSE: INXN) is a leading provider of carrier and cloud-neutral colocation data centre services in Europe, serving a wide range of customers through more than 50 data centres in 11 European countries. InterXion’s uniformly designed, energy efficient data centres offer customers extensive security and uptime for their mission-critical applications. With over 700 connectivity providers, 21 European Internet exchanges, and most leading cloud and digital media platforms present across its footprint, InterXion has created connectivity, cloud, content and finance hubs that foster growing customer communities of interest. For more information, please visit www.interxion.com.

Additional Information and Where to Find It

This communication is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval with respect to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, on December 5, 2019, Digital Realty filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), that included a proxy statement of Digital Realty, which also constitutes a prospectus of Digital Realty. The Registration Statement was amended on January 7, 2020 and January 24, 2020 and was declared effective by the SEC on January 27, 2020. On January 29, 2020, Digital Realty caused its subsidiary to file a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC and soon thereafter InterXion filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC. Also, in connection with the exchange offer, Digital Realty intends to mail a definitive proxy statement/prospectus to shareholders of Digital Realty and InterXion. The solicitation and offer to purchase shares of InterXion’s ordinary shares is only being made pursuant to the Schedule TO and related offer to purchase. This material is not a substitute for the proxy statement/prospectus, the Schedule TO, the Schedule 14D-9 or the Registration Statement or for any other document that DIGITAL REALTY or InterXion may file with the SEC and send to Digital Realty’s or InterXion’s shareholders in connection with the proposed transactions.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION OR DECISION WITH RESPECT TO THE EXCHANGE OFFER, WE URGE INVESTORS OF DIGITAL REALTY AND INTERXION TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY DIGITAL REALTY AND INTERXION WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DIGITAL REALTY, INTERXION AND THE PROPOSED TRANSACTIONS.

Investors will be able to obtain free copies of the Registration Statement, proxy statement/prospectus, Schedule TO and Schedule 14D-9, as each may be amended from time to time, and other relevant documents filed by Digital Realty and InterXion with the SEC (when they become available) at http://www.sec.gov, the SEC’s website, or free of charge from Digital Realty’s website (http://www.digitalrealty.com) or by contacting Digital Realty’s Investor Relations Department at (415) 848- 9311. These documents are also available free of charge from InterXion’s website (http://www.interxion.com) or by contacting InterXion’s Investor Relations Department at (813) 644-9399.

Participants in the Solicitation

Digital Realty, InterXion and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Digital Realty’s and InterXion’s shareholders in connection with the proposed transactions. Information regarding the officers and directors of Digital Realty is included in its definitive proxy statement for its 2019 annual meeting filed with the SEC on April 1, 2019. Information regarding the officers and directors of InterXion and their ownership of InterXion ordinary shares is set forth in InterXion’s Annual Report on Form 20-F, which was filed with the SEC on April 30, 2019. Additional information regarding the persons who may be deemed participants and their interests will be set forth in the Registration Statement and proxy statement/prospectus and other materials when they are filed with SEC in connection with the proposed transactions. Free copies of these documents may be obtained as described in the paragraphs above.

Note Regarding Forward-Looking Statements

Digital Realty and InterXion caution that statements in this communication that are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of Digital Realty, InterXion and the combined company. These forward-looking statements include, among other things, statements about anticipated satisfaction of closing conditions and completion of the proposed transactions contemplated by the purchase agreement between them. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the ability of Digital Realty and InterXion to obtain the regulatory and shareholder approvals necessary to complete the anticipated combination, on the anticipated timeline or at all; the risk that a condition to the closing of the anticipated combination may not be satisfied, on the anticipated timeline or at all or that the anticipated combination may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated combination; the costs incurred to consummate the anticipated combination; the possibility that the expected synergies from the anticipated combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; disruption from the anticipated combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated combination; adverse changes in the markets in which Digital Realty and InterXion operate or credit markets; and changes in the terms, scope or timing of contracts, contract cancellations, and other modifications and actions by customers and other business counterparties of Digital Realty and InterXion. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward looking statements. For a more complete discussion of these and other risk factors, please see (i) Digital Realty’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q, and (ii) InterXion’s filings with the SEC, including its annual report on Form 20-F for the year ended December 31, 2018 and subsequent reports on Form 6-K. This communication reflects the views of Digital Realty’s and InterXion’s management as of the date hereof. Except to the extent required by applicable law, Digital Realty and InterXion undertake no obligation to update or revise any forward-looking statement.

Investors

Jim Huseby

Investor Relations

(813) 644-9399

IR@interxion.com

Media

Matt Sherman / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449